Exhibit 5.1

HUNTON ANDREWS KURTH LLP FILE NO: 077967.0000002

October 3, 2024

Board of Directors

Darden Restaurants, Inc.

1000 Darden Center Drive

Orlando, FL 32837

Re:	Registration Statement on Form S-3 (File No. 333-267757)

To the Addressees:

We have acted as counsel to Darden Restaurants, Inc., a Florida corporation (the “Company”), in connection with the issuance and sale of $400,000,000 aggregate principal amount of 4.350% senior notes due 2027 (the “2027 notes”) and $350,000,000 aggregate principal amount of 4.550% senior notes due 2029 (the “2029 notes” and, together with the 2027 notes, the “Securities”) registered on the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Securities are to be issued pursuant to the Underwriting Agreement, dated September 30, 2024 (the “Underwriting Agreement”), between the Company and the several underwriters named therein, for whom BofA Securities, Inc., Truist Securities, Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are acting as representatives, and as described in the prospectus, dated October 6, 2022, contained in the Registration Statement filed with the Commission, and the prospectus supplement, dated September 30, 2024, filed with the Commission on October 1, 2024 (the “Prospectus”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	the Registration Statement and the Prospectus and the documents incorporated therein by reference;

2.	the Amended and Restated Articles of Incorporation of the Company, effective June 29, 2016, as certified by an Assistant Secretary of the Company as of the date hereof;

3.	the Bylaws of the Company, as amended, effective June 18, 2024, as certified by an Assistant Secretary of the Company as of the date hereof;

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON

LONDON LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC

www.HuntonAK.com

Darden Restaurants, Inc.

October 3, 2024

4.

the Indenture, dated as of January 1, 1996 (the “Base Indenture”) between the Company and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association, successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association), as trustee (the “Base Trustee”), as amended and supplemented by the Second Supplemental Indenture, dated as of October 4, 2023 among the Company, the Base Trustee and U.S. Bank Trust Company, National Association, as trustee for the Securities (the “Trustee”) (the Base Indenture, as amended and supplemented by the Second Supplemental Indenture, the “Indenture”);

5.

a copy of the global note executed by the Company pursuant to the Indenture, in the aggregate principal amount of $400,000,000 representing the Securities purchased and sold pursuant to the Underwriting Agreement;

6.

a copy of the global note executed by the Company pursuant to the Indenture, in the aggregate principal amount of $350,000,000 representing the Securities purchased and sold pursuant to the Underwriting Agreement; and

7.

resolutions duly adopted by the Board of Directors of the Company on July 17, 2024, and the Pricing Officers’ Certificate dated September 30, 2024, each as certified by an Assistant Secretary of the Company as of the date hereof.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the validity, binding effect and enforceability of the Securities upon the Company). As to any facts material to the opinion and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Company (including without limitation the facts certified by an Assistant Secretary of the Company as of the date hereof) and (ii) written statements and certifications of public officials and others.

We do not purport to express an opinion on any laws other than the laws of the State of New York and the applicable laws of the United States of America. We note that as to matters of Florida law, you have received an opinion, dated the date hereof, of Anthony G. Morrow, Esq., Senior Vice President, Associate General Counsel – Securities and Finance and Assistant Secretary, which is also filed as an exhibit to the Registration Statement.

Darden Restaurants, Inc.

October 3, 2024

Based solely upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Securities, when duly authorized and delivered by the Company, and when executed and authenticated by the Trustee in the manner provided in the Indenture and delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above may be: (1) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally; and (2) subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing.

We hereby consent to (i) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, filed on or about the date hereof; (ii) the incorporation by reference of this opinion into the Registration Statement; and (iii) the reference to our firm under the heading “Validity of the Notes” in the Registration Statement and under the heading “Legal Matters” in the Prospectus. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is expressed as of the date hereof, and we do not assume any obligation to advise you of facts or circumstances that hereafter come to our attention, or of changes in law that hereafter occur, which could affect the views contained herein.

Very truly yours,

/s/ HUNTON ANDREWS KURTH LLP